Exhibit 21.1

LIST OF SUBSIDIARIES OF HI-CRUSH PARTNERS LP

Name	Jurisdiction
Hi-Crush Operating LLC	Delaware
Hi-Crush Chambers LLC	Delaware
Hi-Crush Wyeville LLC	Delaware
Hi-Crush Railroad LLC	Delaware
D & I Silica, LLC	Delaware
Hi-Crush Finance Corp.	Delaware